Exhibit 1

SavingTESSCO Robert B. Barnhill, Jr. - TESSCO Founder 11/05/20

Contents: Introduction Why Change is Warranted Board and Governance The Barnhill Plan to Restore TESSCO Appendix 2

•Mr. Robert B. Barnhill, Jr. is the founder, former Chairman/CEO, current director, and the largest shareholder owning 18.5% of the Common Stock •Since September 2016, when Mr. Barnhill stepped down as the CEO, TESSCO’s shares have lost 48% of their value compared to the 38% increase in the Russell 2000 Index1 •The decline in TESSCO’s share price is largely due to deteriorating financial performance and cash flow position, caused by the incumbent Board’s focus on transaction oriented, Tier 1 public carriers •Despite several good faith attempts by Mr. Barnhill to help TESSCO improve performance, the incumbent directors have isolated him on the Board and ignored his advice •The recent sale of the Retail segment coupled with TESSCO’s continued emphasis on Tier 1 public carriers requires immediate action. Unchecked, the current strategy could cause irreparable harm to TESSCO, resulting in further shareholder value erosion •TESSCO shareholders have expressed concerns with the incumbent directors. At the last annual shareholder meeting (July 24, 2020), four of the five incumbents received more than 48% withhold votes. Later, the incumbent directors then raised the minimum threshold for calling a special meeting from 25% to 50% of shares without shareholder approval •Considering TESSCO’s recent history of shareholder value destruction and the low level of support received by incumbent directors at the last shareholder meeting, we believe wholesale change to the Board is warranted •Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean (the “Independent Candidates”) are highly qualified and bring extensive industry and public company governance experience, which the incumbent directors severely lack Execute and return the WHITE consent card Consent to Proposals 1, 2, 3, 4. Remove five incumbent directors and replace them with the Independent Candidates 1.From Sept.1, 2016 to Nov. 4, 20203

Our Independent Candidates



John W. Diercksen

- ✓ **Strengths:** Corporate Finance, Strategy, and Corporate Governance
- ✓ Current roles include Senior Advisor at LionTree Investment Advisors, Current director of Cyxtera Technologies, Inc., Intelsat and Banco Popular, Inc.
- ✓ Former CEO of Beachfront Wireless, Executive Vice President at Verizon Communications



Emily Kellum (Kelly) Boss

- ✓ **Strengths:** Legal Expertise with Public Companies, Corporate Governance, and Executive Compensation
- ✓ Former Vice President, General Counsel for Energizer Holdings
- ✓ Provided Legal Guidance to several companies including Diageo plc, and Georgia-Pacific, LLC



J. Timothy Bryan

- ✓ **Strengths:** Executive Leadership, Corporate Finance, and Operations
- ✓ Current CEO of NRTC
- ✓ Former CEO of ICO Global Communications, CFO of United GlobalComm, and Vice President of Finance of Jones Intercable
- ✓ Former Director of Nextel, Clearwire Communications, FirstNet and The Arris Group



Kathleen McLean

- ✓ **Strengths:** Operational Strategy, Organizational Design, Digital Transformation, Technology Investments, M&A, and Due Diligence
- ✓ Former Chief Information Officer and Chief Customer Officer for ADT Inc., Former Chief Revenue Officer and Chief information Officer at FairPoint Communications, Inc., and several senior positions at Verizon

4

S ept emb er 2 0 1 6 Mr. Barnhill retired as the CEO but remained Chairman of TESSCO Mr. Murray Wright appointed as the CEO effective September 20, 2016 J u l y 2019 Annual Shareholder Meeting J u l y 2020 A n n u a l S h a r eh o l d er M eet i n g A u gus t 2020 Mr. Barnhill was replaced as the Chairman of the Board. Mr. John D. Beletic was elected as the new Chairman of the Board. Mr. Barnhill continues to serve as director O c t o b e r 2020 On October 13, Mr. Barnhill delivered first consent to TESSCO. On October 14, Mr. Barnhill filed his definitive consent solicitation statement seeking written consent from shareholders. On October 15, TESSCO filed its definitive consent revocation statement 2019 Annual Meeting Results1 Nominee3 Vote For Votes Withheld % Withheld Murray Wright 4,224,393 1,559,662 27.0% Morton F. Zifferer, Jr. 5,669,589 114,466 2.0% Dennis J. Shaughnessy 4,548,133 1,235,922 21.4% Benn Konsynski, Ph.D 5,020,266 763,789 13.2% Paul J. Gaffney 3,720,435 2,063,620 35.7% Jay G. Baitler 4,224,615 1,559,440 27.0% John D. Beletic 3,699,667 2,084,388 36.0% Robert B. Barnhill, Jr. 5,649,006 135,049 2.3% 2020 Annual Meeting Results2 Nominee3 Vote For Votes Withheld % Withheld Sandip Mukerjee 6,440,789 705,224 9.9% Morton F. Zifferer, Jr. 5,362,145 1,783,868 25.0% Dennis J. Shaughnessy 3,642,647 3,503,365 49.0% Stephanie Dismore 5,418,118 1,727,895 24.2% Paul J. Gaffney 3,686,506 3,459,507 48.4% Jay G. Baitler 3,679,726 3,466,287 48.5% John D. Beletic 3,577,128 3,568,885 49.9% Robert B. Barnhill, Jr. 6,142,998 1,003,015 14.0% Directors receiving less than 70% vote support 1.2019 Annual Meeting Results: https://www.sec.gov/Archives/edgar/data/927355/000155837019006571/f8-k.htm 2.2020 Annual Meeting Results: https://www.sec.gov/Archives/edgar/data/927355/000110465920087535/tm2025921d1_8k.htm 5

Settlement Discussions Timeline

April – September 2020
Between April and September, Mr. Barnhill repeatedly sought to explore a basis for a constructive resolution before launching his consent solicitation, but the incumbent Board indicated that no director would step down as part of any settlement

October 12, 2020
17 days after Mr. Barnhill filed his preliminary consent solicitation statement, the Company proposed the following framework:
- Re-nominate Mr. Barnhill to serve on the Board until the 2022 annual meeting (in violation of the Board's recently adopted mandatory retirement policy)
- Appoint two directors to the Board and agree to include the Independent Candidates in this process
- Execute a customary settlement agreement, including a standstill and voting commitment

October 14, 2020
Mr. Barnhill responded with the following counter-proposal:
- Four incumbent directors who received the most withhold votes at the 2020 annual meeting step down
- All four Independent Candidates join the Board
- Adopt a policy allowing unaffiliated shareholders owning 5% or more of Common Stock to nominate a director, up to two such nominees
- Adopt a more detailed policy on the Board's plans for diversity
- Revert to a 25% threshold for shareholders to call a special meeting

October 15, 2020
Company notified Mr. Barnhill of its intention to extend interviews to the Independent Candidates. Company did not respond to or address Mr. Barnhill's October 14 counteroffer

October 23, 2020
Company sent individual interview requests to the Independent Candidates. Company did not respond or address Mr. Barnhill's October 14 counteroffer

October 30, 2020
Mr. Barnhill sent a letter to the incumbent Board expressing that he was still willing to work constructively towards an amicable solution in the best interest of shareholders so long as the Board was willing to act in good faith

November 3, 2020
20 days after Mr. Barnhill's October 14 counteroffer, the Company proposed the following framework:
- One incumbent director would step down
- One female Independent Candidate would join the Board
- Company would nominate Mr. Barnhill to serve on the Board through the 2022 annual meeting
- Enhance the Board's diversity policy
- Lower the threshold for shareholders to call a special meeting from 50% to 35%

6

Contents: Introduction Why Change is Warranted Board and Governance The Barnhill Plan to Restore TESSCO Appendix 7

Key Financial Metrics Have Deteriorated Significantly Under the Incumbent Board's Oversight …

	FY16 (When Mr. Barnhill was CEO)	FY20	Impact
Revenue:	$530.70 million	$540.3 million	Despite revenue increase, gross profit has declined due to declining profitability
Gross Profit:	$111.97 million	$91.82 million	
Cash from Operations:	$20.14 million	$0.90 million	Cash flow from operations have been adversely impacted by need for large inventory and increase in accounts receivables (public carriers)
Accounts Receivable:	$58.32 million	$82.87 million	
Inventory:	$53.90 million	$69.15 million	
Inventory Write-off:	$0	$14.10 million	
Debt:			Deteriorating cash flow position has forced TESSCO to borrow against its line of credit
➢ Revolving Line of Credit:	$0	$25.56 million	
Market Cap.:	$104.4 million (9/1/2016)	$47.3 million (11/4/2020)	*Board's oversight has destroyed $57.1 million in shareholder value*

8

YoY change1QFY202QFY203QFY204QFY201QFY212QFY21 Revenue-13%-11% -8%-12%-8%-16% Gross profit-18%-16%-26%-39%-25%-14% EBITDA, adjusted-168%-35%-152%-513%-67%-42% Key financial metrics have declined sequentially for six straight quarters including 1Q and 2Q FY21 1QFY212QFY21 Cash & cash equivalents$0.0 million Accounts Receivable:$73.8 million Inventory:$69.7 million Revolving Line of Credit:$25.4 million $0.0 million $74.7 million $62.4 million $32.1 million Deteriorating financial performance has continued in FY21. TESSCO failed to generate operating cash in both 1Q and 2Q FY21, resulting in increased borrowing against its line of credit  Financial performance has weakened significantly since FY16 and continues to deteriorate in FY21  Without course correction, TESSCO can suffer irreparable harm  The sale of the Retail segment will only temporarily relieve liquidity pressures  Borrowing from line of credit to sustain operations is not a long-term strategy for value creation 9

Deteriorating Financial Performance has Resulted in Significant Shareholder Value Destruction Since Mr. Barnhill Departed as CEO…

TSR from Sept. 1, 2016 to Feb. 21, 2020*



51.7%
-12.7%
96.7%
42.8%
-36.8%
Peer Median
47.3%
42.0%
TechData
GRAINGER
Russell 2000

Peers listed in the Company's Annual Report on Form 10-K for the year ended 2020
*Graph demonstrates the Company's underperformance since Mr. Barnhill's departure as CEO to before COVID-19 related market volatility began on Feb. 24, 2020

10

…and Since Implementation of the Current Plan Last Year* TSR from Aug. 20, 2019 to Feb. 21, 2020* *Since appointment of Sandip Mukerjee as the CEO on Aug. 20, 201911 *Graph demonstrates the Company's underperformance from the time Sandip Mukerjee was appointed CEO on August 20, 2019 leading up to the COVID-19 related market volatility on Feb. 24, 2020

FY17 Barnhill Plan: Reposition TESSCO from a Transactional Supplier to a Value-Added Services Provider The Board Has Focused on Growing Low Margin, Tier 1 Public Carrier Revenue Q1 2017 Earnings Transcript (Mr. Barnhill, CEO) “Our financial results do not yet reflect the progress we're making in evolving from a carrier and transaction-centric product supplier to a consultative provider for the end-to-end wireless solutions to deploy network and connectivity systems” “Our second major initiative is enhancing our supply chain and procurement system to achieve complete error-free configured kitted delivery when and where required and flawless procurement and inventory management, which is critical to assure on-time delivery while lowering inventories in excess and obsolete products” “The fourth area of transformation is responding to the customers' behavior and expectations to make it easy, simple and productive for them to do business with TESSCO” “The fifth major transformation is to build and deploy digital marketing, commerce, operations and intelligent platforms. Our goal is to make tessco.com the definitive source for knowledge, content marketing and the digital hub for doing business” 3QFY17 Results “Sales were strong in most markets year over year, especially in the public carrier and government markets. In addition, we are beginning to see more activity from our carrier and contractor customers, which is a very good sign for us. The overall effect of the solid execution of our plans is that we are winning more share in many of our markets.” Q1 2021 Earnings Transcript “Our Carrier segment was up 17% year-over-year, primarily due to the market share gains in the AT&T and Verizon ecosystems” “…This growth expansion was in essentially the AT&T and Verizon ecosystems” “Our existing play in the AT&T and Verizon ecosystem that we have talked about on this call and prior, we are going to focus on expanding that” “Looking forward, with the bigger carriers and their announced CapEx and 5G rollout plans, that’s an area of growth for us. We’re also encouraged by working with some of the radio OEMs directly” 12

Revenues -Gross Profit Margin CEO:Robert Barnhill CEO: Murray Wright CEO: Sandip Mukerjee 21.1%21.0% 20.7% $606.8 $580.3 $557.1 $530.7 $533.3 $540.3 "c:' .S! FY16FY17 Source: Company's Annual Report on Form 10-K FY18 FY19 LTM3QFY20 FY20 13

Share of Public Carrier segment has increased 1200 bps since FY16 Retail 38% FY16 Public Carrier 17% 75% (34%) VAR Integrators 45% Retail 24% Public Carrier 29% FY20 Source: Company's Annual Report on Form 10-K *The Company entered into definitive documentation to divest the Retail segment in Oct. 2020 VAR Integrators 47%14

Gross Profit Margin and Adjusted EBITDA Margins have declined since FY16 FY16 Segment Margins 2.7% 2.7% 20.6%* Excl. write-offs

$MM 1QFY20 2QFY20 3QFY20 4QFY20 1QFY21 2QFY21 Public Carrier 33.5 39.2 37.8 45.9 39.3 32.6 VAR Integrators 65.2 64.5 63.1 59.9 57.2 56.3 Retail* 32.0 38.2 38.7 22.3 23.3 30.8 Total revenues 130.7 141.8 139.6 128.2 119.8 119.7 Gross Profit Public Carrier 4.3 4.9 4.5 5.1 3.7 3.6 VAR Integrators 16.0 15.3 15.1 14.5 12.7 13.6 Retail 5.0 6.1 3.4 -2.4 2.4 5.6 Total gross profit 25.3 26.3 23.1 17.2 18.8 22.7 Gross Profit Margin by Segment Public Carrier 12.7% 12.4% 11.9% 11.1% 9.5% 10.9% VAR Integrators 24.5% 23.8% 24.0% 24.2% 22.2% 24.1% Retail 15.7% 16.1% 8.8% -10.8% 10.2% 18.0% Aggregate Gross Margin 19.3% 18.6% 16.5% 13.4% 15.7% 18.9% decline in the carrier business.” - Aric Spitulnik “On the public carrier side…we are focused very exclusively on market share growth. We don't believe…we will improve margin points, but our strategy is to grow revenue and improve the absolute margin contribution to the business.” - Sandip Mukerjee - 2QFY21 Earnings Transcript Despite claims of improved profitability in 2QFY21, segment margins have ‘recovered’ to prior year levels only Going forward, however, margins are likely to remain under pressure as suggested by management in 2QFY21 earnings commentary

TESSCO’s Financial Performance was Deteriorating Before COVID-19 17 Source: Company's Annual Report on Form 10-K

Millions Millions Annual Report on Form 10-K for the year ended 2018 “Increasing sales to our public carrier customers required significant investments in inventory and at times has resulted in larger accounts receivable balances. Both current and potential opportunities within our public carrier business have required an increase in working capital investments. As such, on October 19, 2017 we entered into the Amended and Restated Credit Agreement, as discussed below, based upon our anticipated borrowing and cash needs.” FY16FY20FY16 FY20FY16 FY20FY16 FY20 Source: Company's Annual Report on Form 10-K18

TESSCO has lost a cumulative 80% of its value after each earnings announcement since 1QFY19 Share price fell from $17.3/share to $6.2/share* 1-day percent change in stock price at earnings announcement since June 2019 Dividend reduced by 90% Source: Factset * June’19 earnings announced on July 23, 2019, Sept’20 earnings announced on Oct. 29, 202019

Murray Wright (CEO) Investor Presentation Dec. 2016 Sandip Mukerjee (CEO) Investor Presentation Feb. 2020 “Our existing play in the AT&T and Verizon ecosystem that we have talked about on this call and prior, we are going to focus on expanding that” “Looking forward, with the bigger carriers and their announced CapEx and 5G rollout plans, that’s an area of growth for us.” – 1Q21 TESSCO Earnings Call

• Tier 1 Carrier Market Attributes •Low Margin and currently declining •1Q21 gross margin: 9.5% •2Q21 gross margin: 11% •“the first quarter is probably a little bit more representative as the carrier business picks up” 2Q21 TESSCO Earnings call •Gross margin since 2017: -720bps (-43%) •Commodity-like and transactional •“There’s not that much we can do to improve the margins there, the carrier business with these larger customers is what it is.” 1QFY21 TESSCO Earnings call •Impaired Cash Flow •Extended payment terms •Increased inventory required •“growth in the Public Carrier ecosystem inherently puts pressure on inventory and receivables” 4QFY19 TESSCO Earnings call •Inherently “Uneven” Business 1QFY20 TESSCO Earnings call “On the public carrier side … we are focused very exclusively on market share growth. We don't believe… we will improve margin points, but our strategy is to grow revenue and improve the absolute margin” 4Q19 TESSCO Earnings call

Company Sold •Retail inventory •Ventev brand for mobile device accessories Price •Cash estimated between $8M and $12M in 2021 •The Company estimates another $4M to $8M total over the next four years Concerns □YTD Retail Gross profit from Retail totaled $7.9M or estimated $18M full year •Appears sale will further reduce profitability •$4M to $8M in aggregate over next four years is well short of current gross profit contribution □The Board has refused to make the transaction documents public •Over the past week since the deal announcement, we have asked the incumbent Board on several occasions to publicly file the executed sale documents •How can shareholders evaluate the merits of the transaction without reviewing complete agreements? □Shareholders should also question the dubious timing of this transaction, just weeks before a potential majority change in the composition of the Board •Why did the incumbent Board believe it had a mandate to enter into a transaction to sell 24% of TESSCO’s revenue after significant votes against many Board members at the 2020 annual meeting and before shareholders’ voices are heard on the current consent solicitation? •Did the incumbent Board rush to sign a deal, leaving value on the table for shareholders? Mr. Barnhill has urged the Board to make the executed sale documents public22

Contents: Introduction Why Change is Warranted Board and Governance The Barnhill Plan to Restore TESSCO Appendix

TESSCO Does Not Have a Clear Corporate Governance Strategy
Incumbent Board Has Pursued a Policy of Entrenchment

In the last two years, the Board has made the following changes which are clearly self-serving and not in the best interest of the shareholders:

Adopted a mandatory retirement age that would prevent Mr. Barnhill from continuing to serve on the Board only after Mr. Barnhill had expressed his deep displeasure at the direction of TESSCO and the Board's strategy

- April 5, 2020: The incumbent Board instituted a mandatory retirement age of 76 years at which a director can no longer serve as a Board member at the end of an elected term unless the Board re-nominates the director to serve one additional term. This effectively prohibits Mr. Barnhill from standing for election to the Board in 2021

Appointed Mr. Beletic to replace Mr. Barnhill as Chairman

- August 7, 2020: Mr. Barnhill was summarily removed as Chairman of the Board and replaced with Mr. Beletic, who received the highest number of withhold votes at both the 2020 annual meeting (nearly 50%) and 2019 annual meeting (36%)

Raised the threshold for calling Special Meeting

- The incumbent Board unilaterally amended the Bylaws to increase the threshold of shares required to call a special meeting from 25% to 50%. This occurred a mere six days after Mr. Barnhill sent a letter to the Board requesting a meeting to discuss reconstituting the Board

Incumbent directors have received high withhold votes at the 2019 & 2020 annual meetings, yet their alleged Board refreshment process has only led to the addition of one new director in that time

- At the 2020 annual meeting, four of the directors which Mr. Barnhill seeks to have removed (John D. Beletic, Jay G. Baitler, Paul J. Gaffney, and Dennis J. Shaughnessy) received withhold votes from more than 48% of the votes cast, narrowly avoiding triggering the Board's resignation policy which requires that an incumbent director who does not receive an affirmative vote of a majority of the votes cast in his or her re-election in an uncontested election must offer to tender his or her resignation
- At the 2019 annual meeting, each of the above directors received withhold votes from more than 20% of the votes cast, with Mr. Beletic and Mr. Gaffney receiving 35% withhold

24

The Incumbent Directors No Longer Have Relevant Experience and Skills

Director	Dennis J. Shaughnessy	Morton F. Zifferer, Jr.	John D. Beletic	Jay G. Baitler	Paul J. Gaffney
Age	73	72	68	73	53
Board Tenure	31 years	27 years	21 years	13 years	2 years
Telecom Experience	✘	✘	✔	✘	✘
Utilities Experience	✔	✘	✘	✘	✘
Retail Experience	✘	✘	✘	✔	✔
% Withhold Votes at 2020 Annual Meeting	49.0%	24.9%	49.9%	48.5%	48.4%
Primary Experience	FTI Consulting	New Standard Corporation	X-IO Technologies, JS Infrastructure, Shareablee, WebLink Wireless, PageMart, Tigon Corp.	Staples	The Home Depot, Dick's Sporting Goods, Kohl's

Divested

As the business needs change, the Board composition must adapt in kind

25

2019 Annual Meeting Results12020 Annual Meeting Results2 Nominee3 Vote For Votes Withheld % Withheld Vote For Votes Withheld % Withheld Morton F. Zifferer, Jr. 5,669,589 114,466 2.0% 5,362,145 1,783,868 25.0% Dennis J. Shaughnessy 4,548,133 1,235,922 21.4% 3,642,647 3,503,365 49.0% Paul J. Gaffney 3,720,435 2,063,620 35.7% 3,686,506 3,459,507 48.4% Jay G. Baitler 4,224,615 1,559,440 27.0% 3,679,726 3,466,287 48.5% John D. Beletic 3,699,667 2,084,388 36.0% 3,577,128 3,568,885 49.9% Robert B. Barnhill, Jr. 5,649,006 135,049 2.3% 6,142,998 1,003,015 14.0% 1.2019 Annual Meeting Results: https://www.sec.gov/Archives/edgar/data/927355/000155837019006571/f8-k.htm 2.2020 Annual Meeting Results: https://www.sec.gov/Archives/edgar/data/927355/000110465920087535/tm2025921d1_8k.htm 3.Does not include directors not standing for election in both 2019 and 2020 – CEOs Wright and Mukerjee, and Directors Konsynski and Dismore Received less than 80% support Received less than 60% support

1.Public board experience only * Source 2020 Proxy: https://www.sec.gov/Archives/edgar/data/1067294/000110465920110680/tm2029239-3_defc14a.htm 27

We believe that Mr. Diercksen’s extensive knowledge of corporate finance, strategy and public company governance practices as a result of his investment and C-suite executive leadership roles, will allow him to provide strategic, financial and value creation insights, making him a valuable addition to the Board. •Currently serves as Senior Advisor at LionTree Investment Advisors •Currently serves as a director of Cyxtera Technologies, Inc., Intelsat and Banco Popular, Inc. •Previously served as CEO of Beachfront Wireless and held several senior financial and leadership positions at Verizon Communications Inc. (and its predecessor companies), including Executive Vice President of Strategy, Planning and Development •Previously served on the board of Harman International Industries, Inc. » Will focus on Business Development and Sales Strategy ROBERT FOUNDER28

We believe that Ms. Boss’s significant legal experience guiding public companies on corporate governance, commercial compliance, executive compensation, as well as regulatory and intellectual property matters will provide the Board with extensive senior level in-house legal guidance and insight, making her a valuable addition to the Board. •Ms. Boss recently retired from her role as Vice President, General Counsel for Energizer Holdings •Previously provided legal guidance to companies including Diageo plc, and Georgia-Pacific, LLC » Will focus on Expense Improvement and Discipline

We believe that Mr. Bryan's extensive industry and public board experience, coupled with his operational knowledge gained from his leadership roles in key markets, will make him a valuable asset to the Board. •Mr. Bryan currently serves as CEO of NRTC, a technology cooperative that offers complete solutions to the needs of its members •Previously served as CEO of ICO Global Communications, CFO of United GlobalComm, and Vice President of Finance of Jones Intercable •Previously served on the boards of Nextel Communications, Clearwire Communications, FirstNet and The Arris Group » Will focus on Marketing and Inventory Management

We believe that Ms. McLean’s substantial business experience and financial background coupled with her extensive experience holding senior leadership positions at telecommunications companies make her a valuable addition to the Board. •Ms. McLean currently consults for global corporations providing guidance on technology and operational strategy, organizational design, digital transformation, technology investments, and M&A and due diligence •Previously served as the Chief Information Officer and Chief Customer Officer for ADT Inc., Chief Revenue Officer and Chief information Officer at FairPoint Communications, Inc. •Previously held several senior leadership positions at Verizon » Will focus on Technology Enhancements and Implementation

Mr. Barnhill’s Goal is to Create Value for ALL shareholders ▪ Contrary to TESSCO’s assertions, Mr. Barnhill is not trying to “regain control” of the Company - he supports a turnaround for the Company, which has been badly mismanaged by the current Board ▪ Mr. Barnhill considered a going-private transaction, after seeing (over a multi-year period) the incumbent Board’s refusal to take the necessary steps to save the Company ▪ Mr. Barnhill’s plan calls for two new directors from unaffiliated, significant shareholders to align the Board’s interest with those of its shareholders. Mr. Barnhill believes that the inclusion of two new director nominees coupled with the current slate of Independent Candidates will ensure greater diversity of experience and skill-set that can better protect shareholder interests

Contents: Introduction Why Change is Warranted Board and Governance The Barnhill Plan to Restore TESSCO Appendix

Step 1: Make Significant Changes to the Board •Remove Five Current Directors and Replace with Four Highly Qualified Individuals with greater and more relevant industry experience, much needed skill sets and diversity •Promote Shareholder Board Representation - Pursue Board expansion to include 2 directors proposed by shareholders owning 5% or more of the Common Stock (excluding Mr. Barnhill) Step 2: Focus Efforts of New Board in Key Areas •Business Development and Sales Strategy •Expense Improvement / Discipline •Technology Enhancements and Implementation •Marketing / Product Management Step 3: Expeditiously Provide Essential Resources •Focus incremental resources on four key areas listed above •Implement detailed 100-day plan for each area x Bring on four to five highly qualified experts with deep understanding of the specific disciplines and the telecommunications industry x Create teams focused on each of the four areas – director oversight and assistance x Provide regular progress updates to the CEO and Board

Mr. Barnhill's Plan to Save TESSCO

Step 1: Make Significant Changes to the Board of Directors

Elect Our Four Independent Candidates:

White Card

1. Remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer

   ☑ Consent ☐ Withhold ☐ Abstain

2. Elect Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean

   ☑ Consent ☐ Withhold ☐ Abstain


Emily Kellum (Kelly) Boss


John W. Diercksen


J. Timothy Bryan


Kathleen McLean

\+

2 New Directors Proposed by Unaffiliated Shareholders Owning 5% or more of Common Stock

35

Step 2: Focus efforts of new Board in key areas Business Development and Sale Strategy Goal: Maximize profit by reinstituting market-centric sales and marketing teams to align to clients needs and buying behavior •Focus on customer problems for the VAR Integrators Market ▪Reinforce emphasis on selling end-to-end comprehensive, value-added solutions ▪Target higher margin, innovative solutions, such as data centers with specialized resources ▪Align technical sales teams to architect and deliver high value solutions •Create a market-focused approach ▪Develop/enhance industry-specific focus on “self-maintained” markets, including public utilities, oil and gas, transportation, etc. ▪Align resources to serve public carriers with an efficient, low cost model to increase margins; utilizing unattended channels where possible •Implement/Improve deal governance ▪Establish a new deal desk model to ensure large sales opportunities are effectively resourced and properly constructed ▪As required, realign compensation plans to reflect business imperatives for profitable growth ▪Rigorously examine pricing and terms of sale, while implementing necessary control

Step 2: Focus efforts of new Board in key areas Expense Improvement/Discipline Goal: Target cost reductions to improve margins and return TESSCO to profitability •Focus on all cost drivers ▪Identify, prioritize and rationalize all cost drivers to ensure they are optimized ▪Review salaries, benefits, compensation plans and other employee expenses to ensure they are market competitive and highly correlated with corporate goals ▪Scrutinize contract and lease terms and conditions and restructure as necessary •Implement best in class inventory management ▪Examine inventory processes, forecasting, supplier performance and cash conversion metrics and make required changes ▪Initiate a root cause analysis on past issues to avoid future excess and obsolete inventory write downs ▪Align inventory practices with business strategy and set relevant metrics and to evaluate constantly

Step 2: Focus efforts of new Board in key areas Technology Enhancements Goal: Align current IT projects with desired business outcomes and strategy, with a proper focus on improving the customer experience •Improve the client digital experience ▪Modify client facing systems first, while completing back end system and process conversions for the future ▪Examine the end-to-end client digital journey for opportunities to make best in class, with an eye on behaviors that have changed with COVID-19 and can be digitized ▪ Drive client self service and improved profitability through TESSCO.com ▪Reimagine TESSCO.com to substantially improve sales and profitabilty ▪Deliver product selectors and configurators, as well as solution builders for TESSCO’s clients ▪Drive high margin, high volume sales through a superior self-serve experience for clients via TESSCO.com •Rationalize technology stack ▪Evaluate current tools in production and implementation stages, to ensure business value and measures are defined, including SAP (which is still in implementation), Salesforce.com and OASIS ▪Prioritize client integration with OASIS and ERPs to add value for large clients by simplifying the sales process38

Step 2: Focus efforts of new Board in key areas Marketing and Inventory Management Goal: Restore TESCCO’s brand promise through its products and solution delivery •Convey TESCCO’s value proposition to its clients ▪Align product and marketing to promote capabilities and client-focused solutions ▪Position Ventev Innovations as a best-in-class developer and manufacturer of high-quality network equipment; gain margin improvement by exploiting public carrier segment niches •Identify and exploit competitive positioning opportunities ▪Undertake a competitive market scan to evaluate TESSCO’s position relative to competitors ▪Identify differentiators, assess their relative value and prioritize leveraging them to maximize margins •Implement higher margin products and solutions ▪Evaluate products and solutions for the VAR Integrators market to aggressively grow market share through delivering needed, innovative solutions ▪Create market specific solutions for various self-maintained user markets ▪Extend revenues and improve margins by incorporating solutions for recurring servicing and solution augmentation 39

Mr. Barnhill's Plan to Save TESSCO (cont.)

Step 3: Expeditiously Provide Essential Resources

Focus incremental resources immediately on:

1. Business Development and Sales Strategy
2. Expense Improvement/Discipline
3. Technology Enhancements and Implementation
4. Marketing/Product Management

Implement detailed 100-day plan for each key focus area

Business Development and Sales Strategy

	Action	Week													
		1	2	3	4	5	6	7	8	9	10	11	12	13	14
EVALUATE	Review strategic sales focus and account positioning by segment and industry	■	■	■	■										
EVALUATE	Undertake a comprehensive review of Sales team structure and resources	■	■	■	■										
EXECUTE	Restructure Sales teams and realign resources, as required					■	■	■	■						
EXECUTE	Revise pricing, terms and conditions								■	■	■				
MEASURE	Evaluate effects of new pricing on profitability									■	■	■	■	■	■
MEASURE	Report on all pricing metrics for key clients, markets, and industries and make adjustments as necessary									■	■	■	■	■	■

Complete 100-day plan included in Appendix

40

Conclusion •The Board has overseen unprecedented value destruction since Mr. Barnhill’s retirement from the CEO position in 2016 •Contrary to TESSCO’s assertions, Mr. Barnhill is not trying to “regain control” of the Company - he supports a turnaround of the Company, which has been badly mismanaged by the current Board •His goal is to create value for all shareholders and no one wants to see the current CEO succeed more than Mr. Barnhill •Accordingly, we have put forward a comprehensive plan to refresh the Board with four Independent Candidates to align CEO Mukerjee with the talent he needs for oversight and support •In addition to presenting these exceptional candidates, Mr. Barnhill’s current plan calls for two new directors from unaffiliated significant shareholders to align the Board’s interest with those of its shareholders to better protect shareholders’ interests •In addition to a shareholder-friendly Board, we have put forth a step-by-step plan of the first 100 days that reflects our commitment to success through effective planning, transparency and accountability •Through these efforts, we hope to restore TESSCO to prominence and place the Company back on a path to creating value for shareholders Execute and return the WHITE consent card to remove five incumbent directors and replace them with the Independent Candidates

Contents: Introduction Why Change is Warranted Board and Governance The Barnhill Plan to Restore TESSCO Appendix

[LOGO]

[LOGO]

[LOGO]

[LOGO]

Important Additional Information Robert B. Barnhill, Jr., Kathleen McLean, Emily Kellum (Kelly) Boss, J. Timothy Bryan, John Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the TESSCO Technologies Incorporated (NASDAQ: TESS) ("TESSCO" or the "Company") shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, Jr. and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company's Sixth Amended and Restated By-Laws (the "Bylaws") proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company's shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com. Certain Information Regarding the Participants Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company. Mr. Barnhill beneficially owns 1,620,387 shares of common stock (approximately 18.5% of the outstanding shares) of the Company ("Common Stock"), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the TESSCO's Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company. None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.